Exhibit 99.1

Safe Technologies International, Inc. a Boca Raton, Florida based technology services company today announced the appointment of Richard P. Sawick as its Chief Financial Officer.

Boca Raton, FL. (GLOBE NEWS WIRE) December 15, 2009 – Strategic Data Support, a Division of Safe Technologies International, Inc., (SFAZ.OB) an ASP-based technology services company today announced the appointment of Richard P. Sawick as its Chief Financial Officer, effective December 15, 2009. Mr. Sawick will be responsible for directing the Company's day to day accounting operations and strategic financial plan.

Rick brings an added dimension to the management team of STII as he brings over 25 years of experience in management accounting, finance, acquisitions and business development, as the Company pursues its growth initiatives. "SDS is pleased to welcome Rick Sawick," said Christopher Kolb, STII’s President. “Mr. Kolb added, “I am confident that he will provide valuable insights as our Board reviews the business objectives, strategic planning and financial alternatives available to STII." Mr. Kolb further added, "Rick’s background will enable him to take on broad responsibilities including financial relationship management, capital raising, new business development and special projects.  As we continue to grow our network footprint and product portfolio, Rick’s direction will be invaluable."

For the past 15 years Rick was VP-Finance for Linton Truss Corporation, a design engineering and truss manufacturer in South Florida where Rick was instrumental in the company’s successful Industrial Revenue Bond offering. During 1993-94, Rick served as Controller for a privately held imaging software developer, operating under NASA grants, where he was directly involved in the company’s initial and mezzanine funding. Mr. Sawick was employed by High-Def Enterprises during 1987-93 where he was among the first group of employees during its development stage and, as its Executive Vice President and CFO, was an instrumental member of the team that eventually took the company public. From 1984 to 1987 Rick was a cost accountant and financial analyst for an international disc drive manufacturer with operations in Boca Raton FL, Singapore and Scotland. His prior management experience also includes a 4 year term as Controller for a national specialized machinery manufacturer and 5 years as credit manager for an electronics distributor, both in New York. Mr. Sawick holds a BBA in Accounting. "STII is a dynamic company with an impressive growth plan," said Rick Sawick. "I am very excited to join the STII team and be a part of the Company's next stage of development."

SDS is an ASP-based IT solution company focused on providing a suite of hosted and managed network services and support solutions to small and midsized businesses. The Company is developing and executing its business strategy to be initially introduced to the healthcare, legal and real estate industries. For more information about SDS please visit its website at http://www.strategicdatasupport.com.

Richard P. Sawick

1200 North Federal Highway Suite 200

Boca Raton, FL 33432

Phone: 866-469-0110 x227

Fax: 866-603-0111

Email: rsawick@stiicorp.com